Exhibit 99.p.10

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX GROUP CODE OF ETHICS

AND

POLICY STATEMENT ON INSIDER TRADING

Revised December 17, 2014

TABLE OF CONTENTS

PART 1	–	STATEMENT OF PRINCIPLES	1
PART 2	–	DEFINITIONS	2
PART 3	–	STANDARDS OF BUSINESS CONDUCT	4
3.1		Compliance with Laws and Regulations.	4
3.2		Conflicts of Interest	4
PART 4	–	CONSEQUENCES OF NON-COMPLIANCE	6
PART 5	–	CODE OF ETHICS	6
5.1		Who Is Covered by the Code and How Does It Work?	6
5.2		What Accounts and Transactions Are Covered?	7
5.3		What Securities Are Not Subject to Pre-clearance or Reporting?	7
5.4		What Transactions Are Prohibited by the Code?	7
5.5		Restrictions on Trading.	11
PART 6	–	PRE-CLEARANCE REQUIREMENTS	12
6.1		Prior Approval of Securities Transactions	12
PART 7	–	GENERAL RESTRICTIONS AND DISCLOSURE REQUIREMENTS	16
PART 8	–	GIFTS, POLITICAL AND CHARITABLE CONTRIBUTIONS, SERVICE AS A DIRECTOR, MARKETING AND PROMOTIONAL ACTIVITIES, INVOLVEMENT IN CRIMINAL MATTERS OR INVESTMENT-RELATED CIVIL PROCEEDINGS, AND CONFLICTS OF INTEREST	17
8.1		Gifts and Business Entertainment	17
8.2		Political and Charitable Contributions	19
8.3		Service on a Board of Directors and Other Outside Activities	19
8.4		Marketing and Promotional Activities	20
8.5		Involvement in Criminal Matters or Investment-Related Civil Proceedings	20
8.6		Computer System/Network Policies	20
8.7		Anti-Money Laundering Policy	20
8.8		Reporting Irregular Activity	21
PART 9	–	REPORTING OF SECURITIES TRANSACTIONS	21
9.1		Background and Conflicts of Interest	21
9.2		Duplicate Brokerage Confirmations and Statements	22
9.3		Notification of Brokerage Account Opening—Schedule A	22
9.4		Quarterly Certifications	23
9.5		Initial and Annual Securities Holdings Reports	23
9.6		Automatic Investment Plans	24
9.7		Professionally Managed Accounts	24
9.8		Confidentiality of Reports	24
PART 10	–	DISCLAIMER OF BENEFICIAL INTEREST	24

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

APPENDIX

Dodge & Cox Code Compliance Officer and Pre-Clearance Officers	A-1

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

PART 1—STATEMENT OF PRINCIPLES

Dodge & Cox and the series of Dodge & Cox Funds (the “Dodge & Cox Funds” or the “Funds”) (collectively, the “Dodge & Cox Group”) have adopted this Code of Ethics (the “Code”) and Policy Statement on Insider Trading (the “Insider Trading Policy”).1

The nature of our business places Access Persons (e.g., directors, trustees, officers, and employees of the Dodge & Cox Group) in a fiduciary position. We must accept certain limitations as to our freedom of action with regard to personal financial matters. As an Access Person you must adhere to the following fiduciary principles:

1)	The duty at all times to place the interests of clients first;

2)	All personal Securities Transactions should be conducted in such a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility;

3)	Access Persons should avoid taking inappropriate advantage of their positions;

4)	Information concerning the identity of Security holdings and financial circumstances of clients must be kept confidential;

5)	Independence in the investment decision-making process is paramount;

6)	Dodge & Cox Group’s reputation for honesty and integrity must be preserved; and

7)	All personal Securities Transactions must be conducted in full compliance with the Code including both the pre-clearance and reporting requirements.

It is impossible to anticipate every circumstance which could, in fact or in theory, cause a conflict of interest between any Access Person and the clients of Dodge & Cox. Many of these are covered in the Code. If there is any doubt in your mind as to whether or not a possible conflict of interest is involved, you should consult the Code Compliance Officer or the Chief Compliance Officer. Any information received in this connection will be held in strict confidence.

In addition, the use of inside information to trade in Securities, including shares of funds advised by Dodge & Cox, or to benefit in any way is strictly forbidden. Part 11 - Policy Statement on Insider Trading, highlights our policy on insider trading and the procedures in place to prevent it.

[1]	This document was adopted to comply with U.S. Securities and Exchange Commission rules under the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Insider Trading and Securities Fraud Enforcement Act of 1988, industry practice and recommendations of the ICI Blue Ribbon Committee, and the CFA Institute and Investment Counsel Association of America.
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DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

PART 2—DEFINITIONS

Access Persons include: (i) all officers, directors, trustees and employees of Dodge & Cox or the Dodge & Cox Funds, (ii) all resident retired officers who have access to information about investments of a Fund or Client Account, and (iii) certain independent contractors of Dodge & Cox who have access to information about investments of a Fund or Client Account (designated as Temporary Workers by the Code Compliance Officer).

Beneficial Interest means the opportunity to directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, to profit or share in any profit derived from a Securities Transaction in the subject Securities. An Access Person is deemed to have a Beneficial Interest in Securities owned by members of his or her Immediate Family sharing the same household. Common examples of Beneficial Interest include joint accounts, spousal accounts, UGMA/UTMA accounts, 401(K) and other retirement accounts, employee stock ownership plans, partnerships, trusts and controlling interests in corporations or any account in which the Access Person has investment discretion. Dodge & Cox considers that persons share the same household for purposes of determining Beneficial Interest only if those persons reside together for six or more months of a recent twelve-month period. Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Compliance Department. Such questions will be resolved by reference to the principles set forth in the definition of “beneficial owner” found in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934.

Client Account means any Securities account or portfolio managed or directed by Dodge & Cox including the Dodge & Cox Funds.

Code Compliance Officer means the individuals named in the Appendix as Code Compliance Officers.

Dodge & Cox Funds or Fund(s) mean the investment company comprising the Dodge & Cox Funds or any series thereof.

Immediate Family of an Access Person means any of the following persons: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, registered domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, and sister-in-law, and shall include adoptive relationships.

Independent Fund Trustee means an Independent Trustee of the Dodge & Cox Funds who is not an “interested person” of the Funds under the Investment Company Act of 1940.

Legal Department and/or Compliance Department means the members of the Dodge & Cox Legal and/or Compliance Department named in the Appendix.

Non-Dodge & Cox Open-End Funds means registered open-end investment companies (e.g., mutual funds) not advised by Dodge & Cox.

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DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

Personal Account means any Securities account or portfolio in which an Access Person has a Beneficial Interest. This includes any Securities account over which the Access Person has any direct or indirect influence or control for his/her own benefit or for the benefit of his/her spouse or others, as well as any account of the Access Person’s Immediate Family sharing the same household for six or more months out of a recent twelve-month period, whether or not the Access Person has any influence or control over such account. It also includes retirement, pension, deferred compensation, or similar Accounts.

Pre-Clearance Officer means the individuals named in the Appendix as Pre-Clearance Officers.

Reportable Account means a Personal Account for which Securities Transactions are required to be reported under the Code.

SEC means the United States Securities and Exchange Commission.

Security/Securities include (but are not necessarily limited to) the following:

—	Stock
—	Treasury Stock
—	Preferred Stock
—	Futures and forward contracts
—	Bonds (including general obligation bonds and other municipal securities)
—	Debentures
—	Evidence of indebtedness
—	Certificate of interest or participation in any profit-sharing agreement
—	Collateral-trust certificate
—	Pre-organization certificate or subscription
—	Transferable share
—	Investment contract
—	Voting-trust certificate
—	Certificate of deposit for a Security
—	Fractional undivided interest in oil, gas or other mineral rights
—	Put, call, straddle, and other options
—	Privilege on any security including a certificate of deposit
—	Any group or index of securities including any interest therein or based on the value thereof
—	Any interest or instrument commonly known as a “security”
—	Certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing

Securities Transaction(s) is defined as a purchase, sale, or any other type of acquisition or disposition of any Security, including those of private companies. A gift of a Security to a charitable organization or to an individual must be pre-cleared before the order is submitted to the broker and reported. Similarly, the receipt of Securities by gift or otherwise must be

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reported. A purchase, redemption or exchange of shares of Dodge & Cox Funds is also deemed to be a Securities Transaction.

Temporary Worker means an independent contractor working with Dodge & Cox who has been determined by the Code Compliance Officer to be an Access Person. All onsite Temporary Workers will generally be considered Access Persons.

U.S. Government Security means any Security issued or guaranteed as to principal or interest by the United States or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States or any certificate of deposit for any of the foregoing.

Widely Held Security/Securities means any Security that is held in the Dodge & Cox Funds, with the exception of securities that are not subject to pre-clearance or reporting.

PART 3—STANDARDS OF BUSINESS CONDUCT

3.1 Compliance with Laws and Regulations.

Access Persons are required to comply with applicable securities laws. In accordance with this requirement, Access Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by a Client Account:

1)	To defraud the client in any manner;

2)	To mislead the client, including by making a statement that omits material facts;

3)	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the client;

4)	To engage in any manipulative practice with respect to the client;

5)	To appropriate for personal gain an investment opportunity that should be provided to a client; or

6)	To engage in any manipulative practice with respect to Securities, including price manipulation, which encompasses, but is not limited to, the intentional creation or spreading of false information intended to affect securities prices.

In addition, privacy requirements, anti-money laundering requirements, and other laws and regulations imposed on investment companies and registered investment advisers are applicable to Access Persons. These requirements are covered in compliance bulletins in the Compliance Manual.

3.2 Conflicts of Interest.

As a fiduciary, Dodge & Cox has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any

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conflict that does arise with respect to any client. In addition, Dodge & Cox encourages Access Persons to try to avoid situations that have even the appearance of conflict or impropriety.

A. Conflicts among Client Interests.

Conflicts of interest may arise where Dodge & Cox or Access Persons have reason to favor the interests of one client over another client (e.g., Client Accounts in which employees have made material personal investments or Client Accounts of Immediate Family or close friends). The Code specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

B. Competing with Client Trades.

The Code prohibits Access Persons from using knowledge about pending or currently considered Securities Transactions for Client Accounts to profit personally, directly or indirectly, as a result of such Securities Transactions, including by purchasing or selling such Securities.

C. Other Potential Conflicts Provisions.

1)	Disclosure of Personal Interest—The Code prohibits investment personnel from recommending, implementing, or considering any Securities Transaction for a client without having disclosed any material Beneficial Interest, business or personal relationship, or other material interest in the issuer or its affiliates, to an appropriate designated person (e.g., the Chief Investment Officer or Director of Research or, with respect to the Chief Investment Officer’s interests, another designated senior officer). If such designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the Securities of that issuer.

a.	Note: This provision would apply in addition to Dodge & Cox’s quarterly and annual personal Securities reporting requirements.

b.	Research Analysts: If a research analyst has a material interest in an issuer, Dodge & Cox may assign a different analyst to cover the issuer.

2)	Referrals/Brokerage—Access Persons are to act in the best interests of Dodge & Cox’s clients regarding execution and other costs paid by clients for brokerage services. Access Persons are to strictly adhere to the firm’s policies and procedures regarding brokerage (including allocation, best execution, soft dollars, prohibitions regarding use of brokerage commissions to finance mutual fund distribution, and directed brokerage).

3)	Vendors and Suppliers—Access Persons must disclose any personal investment or other interests in vendors or suppliers with respect to which the person negotiates or makes decisions on behalf of the firm. Access Persons
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DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

with such interests are generally prohibited from negotiating or making decisions regarding Dodge & Cox’s business with those companies.

4)	No Transactions with Clients—Access Persons are not permitted to knowingly sell to or purchase from a client any Security, except Securities issued by the client provided that such Securities are purchased in compliance with the Code.

PART 4—CONSEQUENCES OF NON-COMPLIANCE

You are reminded that compliance with the letter and intent of the Code and Insider Trading Policy is essential. Any violation of the Code or Insider Trading Policy, including engaging in a prohibited Securities Transaction or failing to pre-clear Securities Transactions or to file required reports, may result in disciplinary action, and, when appropriate, termination of employment.

PART 5—CODE OF ETHICS

5.1 Who Is Covered by the Code and How Does It Work?

The Code covers all Access Persons and all of your Personal Accounts and Securities Transactions, including Personal Accounts in which you have a Beneficial Interest or any direct or indirect influence or control. A Securities Transaction by or for the account of your spouse or any other Immediate Family member living in your home for six or more months out of a recent twelve-month period is considered to be the same as a Securities Transaction by you. Also, a Securities Transaction for any account in which you have any economic interest (other than the account of an unrelated separately managed account client) is generally considered the same as a Securities Transaction by you. The Code works by prohibiting some Securities Transactions and requiring pre-clearance and reporting of most others.

Independent Fund Trustees, while considered Access Persons of the Dodge & Cox Funds, generally do not receive or have access to current information regarding the purchase or sale of Securities by a Fund. Accordingly, they are exempt from certain requirements under the Code. Specifically, Independent Fund Trustees are exempt from the following Parts of the Code: 5.4.F through 5.4.L; 5.4.M.3; 6; 7; 8; 9 (except Independent Fund Trustees are subject to the reporting requirement of Part 9.4 in certain circumstances as described below); and 11.D.

An Independent Fund Trustee is required to submit Quarterly Securities Transaction Reports as required by Part 9.4 only if the Independent Fund Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Fund Trustee, should have known that during the 15-day period before or after a Securities Transaction in an Independent Fund Trustee’s Personal Account, the Security was purchased or sold, or considered for purchase or sale, by a Fund or by Dodge & Cox on behalf of a Fund. The Independent Fund Trustee should notify the Funds’ Chief Compliance Officer promptly in the event that this provision is triggered.

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DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

Temporary Workers, while considered Access Persons, are also exempted from certain provisions of the Code that do not relate to Securities Transactions. Specifically, Temporary Workers are exempt from the following Parts of the Code: 7.1 and 8.

5.2 What Accounts and Transactions Are Covered?

The Code covers all of your Personal Accounts and Securities Transactions, including Personal Accounts in which you have a Beneficial Interest or any direct or indirect influence or control. A Securities Transaction by or for the account of your spouse or any other Immediate Family member living in your home for six or more months out of a recent twelve month period is considered to be the same as a Securities Transaction by you. Also, a Securities Transaction for any account in which you have any economic interest (other than the account of an unrelated separately managed account client) is generally considered the same as a Securities Transaction by you. For example, if you invest in a corporation or other entity that invests in Securities, that entity’s Securities Transactions are considered yours if you control the entity or have or share control over its investments (e.g., investment clubs). In a similar way, Securities Transactions of a trust or foundation in which you have an economic interest and of which you are a trustee, settlor, or beneficiary are considered yours if you have voting or investment control of its assets. If it is not clear whether a particular account or Securities Transaction is covered, you must ask the Code Compliance Officer or the Chief Compliance Officer for guidance.

5.3 What Securities Are Not Subject to Pre-clearance or Reporting?

You do not need to pre-clear or report Securities Transactions in:

—	Securities that are direct obligations of the U.S. Government;

—	Certificates of Deposit (CDs), bankers’ acceptances, commercial paper, and high quality short-term debt instruments, including repurchase agreements;

—	Shares of Non-Dodge & Cox Open-End Funds;

—	Employer-sponsored retirement plans, if the account does not hold the Dodge & Cox Funds, does not have a brokerage function that is active, and does not hold any reportable Securities;

—	Shares issued by unit investment trusts that are invested exclusively in one or more Non-Dodge & Cox Open-End Funds;

—	Currencies, currency forwards, currency futures, U.S. Treasury futures contracts; and

—	Interests in Section 529 College Investment Plans that do not offer the Dodge & Cox Funds.

5.4 What Transactions Are Prohibited by the Code?

The Code is generally intended to prohibit the following types of practices, subject to the

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DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

pre-clearance procedures set forth in Part 6. Please refer to Part 13 for a list of general circumstances in which a waiver of compliance with the Code may be granted.

A. Front-running: Trading Ahead of a Fund or Client.

You cannot front-run any trade of a Fund or Client Account. The term “front-run” means trading on the basis of non-public market information regarding a contemplated Securities Transaction by a Fund or client, whether or not your trade and the Fund’s or client’s trade take place in the same market. Thus, you may not (i) purchase a Security if you intend, or know of the Dodge & Cox Group’s intention, to purchase that Security or a related Security on behalf of a Fund or client or (ii) sell a Security if you intend, or know the Dodge & Cox Group’s intention, to sell that Security or a related Security on behalf of a Fund or client. In addition to other penalties that might apply, you will be required to disgorge any profits on front-running Securities Transactions to the Dodge & Cox Group for the benefit of the affected Funds or other clients or, to the extent that the Funds or other clients were not materially affected, to a charity approved by Dodge & Cox.

B. Scalping.

You cannot purchase a Security with the intention of recommending that the Security be purchased for a Fund or Client Account in a manner that results in a profit for you.

C. Trading Parallel to a Fund or Client Account.

You cannot buy a Security if you know that the same or a related Security is being bought by a Fund or Client Account, or sell a Security if you know that the same or a related Security is being sold by a Fund or Client Account.

D. Trading Against a Fund or Client Account.

You cannot (i) buy a Security if you know that a Fund or Client Account is selling the same or a related Security, or has sold the Security within the periods provided in Part 6.1.C of the Code or (ii) sell a Security if you know that a Fund or Client Account is buying the same or a related Security, or has bought the Security within the periods provided in Part 6.1.C of the Code. In addition to other penalties that might apply, you will be required to disgorge any profits you make from trading against a Fund or a Client Account to the Dodge & Cox Group for the benefit of the affected Funds or Client Accounts or, to the extent that the Funds or other Client Accounts were not materially affected, to a charity approved by Dodge & Cox.

E. Use of Proprietary Information.

You cannot buy or sell any Security if you have information obtained in the course of your employment or work with the Dodge & Cox Group concerning a Security

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DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

eligible for investment by Dodge & Cox which you have not reported to the Chief Investment Officer or Director of Research or, with respect to the Chief Investment Officer’s interests, another designated senior officer.

F. Securities Sold in an Initial Public Offering.

You cannot buy Securities in any initial public offering or a secondary offering by an issuer. Independent Fund Trustees are not subject to this restriction.

G. Interests in Partnerships, Limited Offerings2/Private Placements.

You cannot acquire limited partnership interests or private placements unless you get prior approval of a Pre-Clearance Officer and Code Compliance Officer. Limited partnerships or limited liability companies formed for the sole purpose of purchasing residential real estate do not require pre-approval and are not required to be reported. Once the investment is approved, additional capital contributions are not required to be pre-cleared or reported unless there has been a material change in the nature of the business or you are being asked to approve a specific investment. Under normal circumstances, investments with short-term investment horizons are discouraged. Independent Fund Trustees are not subject to this restriction.

H. Short-Term Trading.

Generally, you cannot engage in short-term securities trading at a profit. Short-term trading is defined as the purchase and sale (or the sale and subsequent repurchase) of the same (or equivalent) Security within sixty (60) calendar days at a profit, including transactions in shares of the Dodge & Cox Funds. If you violate this restriction, you may be required to disgorge all profits from these short-term trading Securities Transactions to Dodge & Cox for the benefit of the affected Funds or other clients, or to a charity approved by Dodge & Cox. Independent Fund Trustees are not subject to this restriction.

Automatic investment plans and automatic withdrawal plans are not subject to this short-term trading restriction.

You are limited to one rebalancing exchange in a calendar quarter per Fund per account in the Dodge & Cox Profit Sharing Plan.

Your transactions in Dodge & Cox Fund shares are also subject to the same policies against excessive trading that apply for all Dodge & Cox Fund shareholders as disclosed in the Fund’s current prospectus.

Short-Term Trading for Tax Purposes

You are permitted to engage in short-term trades that result in a loss without the specific prior approval of the officers named above, provided that all other provisions of

[2]	An offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505 or 506 under the Securities Act of 1933.
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the Code are satisfied, including applicable pre-clearance requirements. In addition, you will be permitted to engage in short-term trades designed to realize gains or losses for tax purposes (i.e., double ups). Double ups are required to realize gains, and are only required to realize losses on Widely Held Securities.

—	To realize a gain: You must double up. When pre-clearing the buy transaction, you indicate that the purchase is for tax purposes and you intend to sell the shares to realize a gain. The pre-clearance request for the sale transaction should be submitted immediately after the buy. Both the buy and the sale transaction should be completed on the same day when realizing a gain.

—	To realize a loss: When pre-clearing the buy transaction, you must indicate that the purchase is for tax purposes and that you intend to sell after 31 days. When pre-clearing the sale transaction, you must indicate that the sale is to realize a loss for tax purposes. The date of the corresponding buy transaction should also be noted.

After the transactions, your final holdings should be the same as, or very close to your original holdings; and all other provisions of the Code must be satisfied, including applicable pre-clearance requirements.

I. Forwards, Futures, Options and Warrants.

You are permitted to enter into, acquire, or sell currency forward and U.S. Treasury futures contracts. You are also permitted to purchase S&P 500 index futures and S&P 500 index options. Investment in other types of forward or futures contracts or any warrant or options on any Security is prohibited. Independent Fund Trustees are not subject to this restriction.

J. Short-Selling.

With the exception of currency forwards and U.S. Treasury futures, you are prohibited from selling any Security that you do not own or otherwise engage in “short-selling” activities. Independent Fund Trustees are not subject to this restriction.

K. Hedge Funds and Investment Clubs.

Investments in hedge funds require the prior approval of a Pre-Clearance Officer and Code Compliance Officer. Generally, the hedge fund may not have similar investment objectives as the Dodge & Cox Funds or have a significant overlap with Securities held by the Dodge & Cox Funds. In most cases, a hedge fund investment will not be permitted if the hedge fund has the ability to engage in Securities Transactions that are prohibited by the Code of Ethics. Participation in investment clubs is generally not permitted. Independent Fund Trustees are not subject to this restriction.

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L. Good Until Canceled Orders and Limit Orders.

You are prohibited from placing a “good until canceled” order or limit order (other than a “same day” limit order) for Securities with a market cap above $3 Billion ($2 Billion for non-U.S. issuers). You are permitted to place “good until canceled” orders for Exchange Traded Funds (“ETF”) and closed-end funds. Independent Fund Trustees are not subject to this restriction. All good until canceled or limit requests must be clearly denoted in the “Notes” section in the iTrade Code of Ethics system.

M. Prohibited Securities Transactions.

The following Securities Transactions are prohibited and are not authorized under any circumstances:

1)	Inside Information—Any Securities Transaction in a Security while in possession of material non-public information regarding the Security or the issuer of the Security (see Policy Statement on Insider Trading, Part 11 of the Code);

2)	Market Manipulation—Securities Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading;

3)	Large Positions in Registered Investment Companies—Securities Transactions which result in an Access Person’s Personal Accounts owning five percent or more of either (a) the outstanding voting Securities of any Dodge & Cox Fund or (b) any other registered investment company excluding money market funds (this prohibition does not apply to Independent Fund Trustees or to pre-approved positions in the Dodge & Cox Worldwide Funds);

4)	Excessive Trading of the Dodge & Cox Funds—Any Securities Transaction in Dodge & Cox Funds that is contrary to the Funds’ prospectus covering holding periods or excessive trading activity;

5)	Others—Any other Securities Transactions as may be deemed by the Code Compliance Officer to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

In addition, it is prohibited to disclose Client Account or Fund portfolio holdings outside of the established policies. See Compliance Bulletins 10—Client Confidentiality, 20—Policy Regarding Disclosure of Portfolio Holdings, and 38—Statement on Privacy Issues and Compliance with Regulation S-P and S-AM.

5.5 Restrictions on Trading.

Access Persons are encouraged in their Personal Accounts to choose investments in keeping with a long-term investment horizon. Dodge & Cox strongly discourages short-term trading.

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Dodge & Cox does not wish to have Access Persons distracted by trading activities and believes that frequent trading would detract from an Access Person’s value to the Dodge & Cox Group and its clients.

Similarly, Access Persons are encouraged to manage their personal investments in such a manner that the performance of their investments do not distract the Access Person from his or her responsibilities.

PART 6—PRE-CLEARANCE REQUIREMENTS

Independent Fund Trustees are not subject to the restrictions of this Part 6.

6.1 Prior Approval of Securities Transactions.

A. What Securities Transactions Need to Be Pre-Cleared?

All Securities Transactions must be pre-cleared, except for those specifically excluded as noted in Part 5.3 above or 6.1.B below. If you have a question about a specific Securities Transaction, please consult with a member of the Legal or Compliance Department. Questions sometime arise regarding the following types of Securities Transactions, which do require pre-clearance:

—	Employer stock options prior to being exercised
—	Exchange Traded Funds (ETFs)
—	Preferred Stock
—	Short-term trades in any reportable Securities
—	Private Placements
—	Partnerships (real estate or otherwise)
—	Closed-end funds
—	Gifts of securities in all security types that require pre-clearance (excluding ETFs)
—	Discretionary sales of securities in an employer sponsored retirement plan or an employee stock ownership plan in all Security types that require pre-clearance.
—	Initial investment in non-profit micro finance or lending cooperative companies such as Kiva, Microplace, Lending Club, or other such companies.
—	Purchasing S&P 500 Index Futures or S&P 500 Index Options

B. What Securities Transactions Are Not Required to Be Pre-Cleared but Must Be Reported?

—	Eligible Dodge & Cox Fund Securities Transactions—Dodge & Cox Fund Securities Transactions in shares held more than sixty (60) calendar days (including UGMA/UTMA account Securities Transactions)

—	Automatic Investment Plans—Any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, provided that the Compliance Department has been notified in advance by the Access Person.
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—	Gifts Received by an Access Person—Securities received as a gift.

—	Gifts of Exchange Traded Funds (ETFs)

—	Corporate Actions—Involuntary Securities Transactions on the part of the issuer of the Security (e.g., spin-offs and stock dividends).

—	Dividend Reinvestment Plans.

—	Pro-rata Distributions—Securities Transactions effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights were so acquired.

—	Payroll Programs/Employee Stock Ownership Plans (“ESOP”)—Purchases in connection with an employer-sponsored tax qualified plan, such as an ESOP, provided that the Compliance Department has been notified in advance by the Access Person that a member of the Access Person’s Immediate Family sharing the same household will be participating in the program.

—	Tender Offers—Securities Transactions pursuant to a mandatory bona fide tender offer made for any and all such Securities to all similarly situated shareholders in conjunction with mergers, acquisitions, reorganizations, and/or similar corporate actions. However, tenders pursuant to offers for less than all outstanding Securities of a class of Securities of an issuer must be pre-cleared.

—	No Investment Control—Securities Transactions in any discretionary account that you open or maintain and for which a registered broker-dealer, a registered investment adviser, or other investment manager acting in a similar fiduciary capacity, which is not affiliated with the Dodge & Cox Group, exercises sole investment discretion (e.g., “blind trust”), provided that the terms of each account relationship is approved by the Code Compliance Officer prior to any Securities Transactions.

Note: Before you provide any investment-related instructions to a discretionary account manager, you must first consult with and receive approval from the Code Compliance Officer.

—	Margin Calls—sales out of a brokerage account as a result of a bona fide margin call, provided that withdrawal of collateral by the Access Person within the ten (10) days prior to the margin call was not a contributing factor to the margin call.

—	Distributions of Stock from Limited and Venture Capital Partnerships.

—	Involuntary transfers of Securities.
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C. What Are the Pre-Clearance Requirements for Purchases and Sales of Securities?

1) Purchases

Generally, the purchase of a specific Security will not be approved if the Security is under active consideration, if it has been on the buy list for less than seven (7) days, or if there is an open order on the trading desk.

2) Sales

The pre-clearance requirements for the sale of Securities are as follows:

—	Generally, the sale of a specific Security will not be permitted if it is a Widely Held Security in Client Accounts; however, if Dodge & Cox is in the process of selling (or trimming) the Security, Access Persons may be permitted to sell after the order has been completed.

—	If Dodge & Cox is only trimming (rather than completely selling) a Widely Held Security, sale authorization will be limited to 25% of the Access Person’s total position. Access Persons will be allowed to reduce their position only during the 90-day period following the completion date of the last trim of the security.

Other Transactions Requiring Pre-Clearance

—	Access Persons may execute one (1) de minimis sale transaction per issuer per calendar month, provided that the security is not on the Prohibited List. A transaction is considered de minimis if it is executed in a single day for an amount that is the lesser of 200 shares or $20,000.

—	Access Persons may gift Securities to a recognized “501(c)(3)” charity. The pre-clearance request for a gift must be submitted before the order is submitted to the broker.

—	Access Persons are permitted to buy or sell municipal bonds.

Note: All the above transactions must be submitted through iTrade.

The pre-clearance process and restrictions seek to ensure that: (i) our clients have first access to our investment ideas; (ii) the Security in question is not under active consideration; (iii) a personal trade is not approved when there is an active buy or sell order for a Client Account; (iv) insider trading does not occur; (v) Access Persons do not engage in prohibited Securities Transactions described in the Code to the detriment of Client Accounts; and (vi) Access Persons comply with the Dodge & Cox Funds’ policies with respect to short-term trading.

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D. How Long Does the Pre-Clearance Last?

With the exception of gifts and certain “good until canceled” or certain limit orders as described in Part 5.4.L, pre-clearance expires on the same day pre-clearance is obtained (the approval is valid until the U.S. markets close). However, trades in Securities listed on Asian or European stock exchanges may be executed within one business day after pre-clearance is obtained. If you have not executed your Securities Transaction within this period, you must submit your pre-clearance request again. A pre-clearance request may be extended in special circumstances.

E. How Do I Pre-Clear a Trade?

All trades with the exception of partnerships, private placements, and limited offerings must be submitted through the iTrade Code of Ethics management system. A link to iTrade is on the home page of the Dodge & Cox SharePoint Portal.

In the case of partnerships, private placements and limited offerings, you must complete Schedule C: Checklist for Investments in Partnerships and Securities Issued in Private Placements. A link to Schedule C is on the Compliance SharePoint page.

F. What Mutual Fund Trades Do I Need to Pre-Clear and/or Report?

Dodge & Cox Funds:

You are required to report all Securities Transactions (including purchases, redemptions and exchanges) of Dodge & Cox Fund shares pursuant to Part 9 of the Code.

Closed-End Funds:

You are required to pre-clear and report all closed-end fund Securities Transactions.

Exchange Traded Funds:

You are required to pre-clear and report all exchange traded fund Securities Transactions.

Non-Dodge & Cox Open-End Funds:

You are not required to report or pre-clear any transactions in Non-Dodge & Cox Open-end Funds. (This is subject to compliance with section 5.4.M.3 Large Positions in Registered Investment Companies).

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G. Must the Independent Fund Trustees of the Dodge & Cox Funds Pre-Clear Trades?

Independent Fund Trustees need not pre-clear any Securities Transactions.

PART 7—GENERAL RESTRICTIONS AND DISCLOSURE REQUIREMENTS

Independent Fund Trustees are not subject to the restrictions of this Part 7.

7.1 Access Persons shall timely report any employment of Immediate Family by any brokerage firm.

7.2 No orders may be placed by any Access Person for the purchase or sale of Securities for an account that is not a Client Account, other than an account for the Access Person or for the Access Person’s spouse, minor child, or parent or an account for which the Access Person is a fiduciary. If a circumstance should arise under which an individual believes that an exception should be made (e.g., in the case of an ill or elderly relative), he/she should (i) get written approval from the Code Compliance Officer before placing an order, and (ii) report the Securities Transaction under our standard reporting procedures.

7.3 No orders of any kind may be placed using Dodge & Cox’s trading facilities other than for Client Accounts.

7.4 If a Personal Account is also a Client Account, the restrictions contained in Part 6.1.C shall not apply as to any Securities Transaction in such Account directed or approved by the Access Person if a portfolio manager or senior officer of Dodge & Cox has also approved the Securities Transaction.

7.5 If an investment opportunity is brought to an Access Person in his/her capacity as an employee or Temporary Worker of Dodge & Cox, he or she must consult with a Pre-Clearance Officer or Code Compliance Officer before entering into the Securities Transaction to confirm that the Dodge & Cox Group does not wish to take advantage of the opportunity.

7.6 Prohibition on Other Conflicts of Interest. No Access Person shall knowingly engage in any Securities Transaction—whether or not specified in this Code—in which he/she has a financial interest adverse to the Dodge & Cox Group or Client Accounts, or which has the appearance of creating a conflict of interest with the Dodge & Cox Group or Client Accounts or the gaining of a financial benefit to the Access Person or a Personal Account by virtue of his/her relationship with the Dodge & Cox Group.

7.7 Confidentiality. It is a basic fiduciary premise that information concerning the identity of Security holdings and financial circumstances of clients is confidential.

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A. Dodge & Cox Duties.

Dodge & Cox must keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s Security holdings, and advice furnished to the client by Dodge & Cox. See the Compliance Bulletin regarding Client Confidentiality (Compliance Bulletin 10) and the Dodge & Cox and Dodge & Cox Funds Policy Statement on Privacy Issues and Compliance with Regulations S-P and S-AM (Compliance Bulletin 38).

B. Access Persons’ Duties.

Access Persons are prohibited from disclosing to persons outside of Dodge & Cox any material non-public information about any client, the Securities investments made by the firm on behalf of a Client Account, information about contemplated Securities Transactions, or information regarding Dodge & Cox’s trading strategies, except as required to effectuate Securities Transactions on behalf of a Client Account or for other legitimate business purposes.

Disclosure of holdings—The rules that govern the timing of Dodge & Cox’s disclosure of Fund or portfolio holdings to clients, consultants, or prospective clients upon request are covered by the Policy Regarding Disclosure of Portfolio Holdings (Compliance Bulletin 20).

PART 8—GIFTS, POLITICAL AND CHARITABLE CONTRIBUTIONS, SERVICE AS A DIRECTOR, MARKETING AND PROMOTIONAL ACTIVITIES, INVOLVEMENT IN CRIMINAL MATTERS OR INVESTMENT-RELATED CIVIL PROCEEDINGS, AND CONFLICTS OF INTEREST

Independent Fund Trustees and Temporary Workers are not subject to the restrictions of this Part 8.

8.1 Gifts and Business Entertainment.

A. General. A conflict of interest may arise when the personal interests of Access Persons interfere or could potentially interfere with their responsibilities to Dodge & Cox and its clients. The overriding principle is that Access Persons should not accept or solicit anything of value that is intended or designed to cause, or would be reasonably judged to have the likely effect of causing, such Access Person to act in a manner that is inconsistent with the best interest of Dodge & Cox clients. Similarly, Access Persons should not directly (or indirectly) offer (or pay for) gifts, favors, entertainment, or anything of value that could be viewed as overly generous or aimed at influencing decision-making or making a client or potential client (including a U.S. or foreign government official) feel beholden to the firm. This section shall be construed in accordance with, and all actions taken pursuant refer to, Dodge & Cox’s Anti-Corruption

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Policy, including compliance with the U.S. Foreign Corrupt Practices Act and the UK Bribery Act 2010. If you have any questions as to the application of the gift and business entertainment policy, including any question about the propriety of giving or keeping a gift or attending an event, please see a member of the Legal or Compliance Department named in the Appendix.

B. Gifts. Any Access Person who receives a gift of material value ($100 or more) in connection with the Access Person’s employment at or work with Dodge & Cox from any broker/dealer, consultant, bank, corporation, or other supplier of goods or services to Dodge & Cox or Client Accounts or from any client of Dodge & Cox or from a client’s estate, shall promptly turn over the gift to the Legal Department. Similarly, no Access Person may give or offer any gift of material value, directly or indirectly, to the persons or entities named above, including government officials and employees of state-owned enterprises as defined in Dodge & Cox’s Anti-Corruption Policy.

The value of all gifts received by an Access Person from a single source over the course of a calendar year must be aggregated. Therefore, even gifts valued at less than $100 should be turned over to the Legal Department if the aggregate value of all gifts received by an Access Person from the same source exceeds $100 per year. This aggregation requirement shall not apply to gifts or promotional items of nominal value (e.g., pens, notepads, or modest desk ornaments). A gift or promotional item is considered nominal if it is valued below $30. Gifts of tickets to sporting and other events are discussed separately in Part 8.1.D below.

Regardless of the value of the gift it is expressly prohibited to give a gift in direct exchange or as an inducement for business or some other improper benefit or advantage from the recipient. This applies regardless of whether the intended recipient is a private individual or entity, or whether it is a government official, government agency, or state-owned enterprise.

The gift policy does not apply to personal gifts that Access Persons may receive from or give to friends or acquaintances in the financial services business, provided the gift is not made in connection with the Access Person’s employment at or work with Dodge & Cox.

Please see a member of the Legal or Compliance Department named in the Appendix if you have any question about keeping a gift you receive.

C. Business Entertainment. The term “business entertainment” means entertainment in the form of any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity, or event of like nature or purpose, as well as any transportation and/or lodging accompanying or related to such activity or event. “Lavish or extensive” business entertainment, while not bound by a specific dollar limit, includes entertainment that would likely cause an Access Person to feel compelled to act in a manner inconsistent with the best interest of Dodge & Cox and its clients.

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No Access Person shall accept any lavish or extensive business entertainment from any broker/dealer, consultant, bank, corporation, or supplier of goods or services to Dodge & Cox or Client Accounts or from any client of Dodge & Cox or from a client’s estate. Similarly, no Access Person may give or offer any lavish or extensive business entertainment to the persons or entities named above, including government officials and employees of state-owned enterprises as defined in Sections 2 and 3 of Dodge & Cox’s Anti-Corruption Policy. Regardless of the value of the entertainment, it is expressly prohibited to entertain someone in direct exchange or as an inducement for business or some other improper benefit or advantage from the recipient. This applies regardless of whether the intended recipient is a private individual or entity, or whether it is a government official, government agency, or state-owned enterprise. In addition, certain types of entertainment are never permitted, including any form of entertainment in violation of applicable local laws. All business entertainment must be in accordance with this policy as well as Dodge & Cox’s Anti-Corruption Policy.

D. From time to time, Access Persons are offered complimentary tickets to sporting and other events, primarily by broker/dealers or vendors with whom Dodge & Cox does business. Complimentary tickets that do not constitute “lavish or extensive” business entertainment may be accepted with appropriate notice to your supervisor and to a Code Compliance Officer or his or her designee. This policy applies whether you are going on your own or with members of the firm offering the tickets. The giving of complimentary tickets to sporting and other events by Access Persons must be in accordance with Section 6 of Dodge & Cox’s Anti-Corruption Policy.

Access Persons should be sensitive to the appearance of impropriety with respect to the giving or receiving of any gift or business entertainment. If you have any questions as to the application of the gift and business entertainment policy, including any question about the propriety of keeping a gift you receive or attending an event, please see a member of the Legal or Compliance Department named in the Appendix.

8.2 Political and Charitable Contributions.

Because Dodge & Cox provides and seeks to provide investment management services to government entities, the Code prohibits Access Persons from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. Additionally, all political and charitable contributions must be in accordance with Dodge & Cox’s Anti-Corruption Policy and Dodge & Cox’s Political Contributions Policy.

8.3 Service on a Board of Directors and Other Outside Activities.

Access Persons are prohibited from serving on the board of directors or advisory board of any public company. You must receive approval prior to serving on a board of a private company, except for boards of charitable organizations or other nonprofit organizations. Appointment as a fiduciary for a relative is exempt from this requirement, although such appointment should be promptly reported.

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Access Persons must notify the Code Compliance Officer if any member of their Immediate Family serves as a director of any publicly held company. Additionally, if the Access Person or a member of his/her Immediate Family is a director of any for-profit, privately held company, the Code Compliance Officer must be notified immediately if the employee becomes aware that the company will go public or be acquired within the next 12 months.

Outside business activity by Access Persons must be approved by Compliance, Legal, and the Access Person’s manager prior to commencement. Outside business activity is considered any employment, consultant, or contract position for which remuneration is received. No outside business activity by Access Persons should interfere with core job responsibilities at Dodge & Cox.

Independent Fund Trustees are not subject to this restriction.

8.4 Marketing and Promotional Activities.

Access Person’s oral and written statements, including those made to clients, prospective clients, their representatives, or other media, must be professional, accurate, balanced, and not misleading in any way. See Dodge & Cox’s Client Communication Policy (Compliance Bulletin 16).

8.5 Involvement in Criminal Matters or Investment-Related Civil Proceedings.

Each Access Person must notify the Compliance Department, as soon as reasonably practical, if arrested, arraigned, indicted, or pleads no contest to any criminal offense (other than minor traffic or similar violations), or if named as a defendant in any investment-related civil proceedings or any administrative or disciplinary action.

8.6 Computer System/Network Policies.

No Access Person shall use computer hardware, software, data, Internet, electronic mail, voicemail, electronic messaging, or telephone communications systems in a manner that is inconsistent with their use as set forth in policy statements governing their use that are adopted from time to time by Dodge & Cox. No Access Person shall knowingly introduce a computer virus or computer code that may result in damage to Dodge & Cox’s information or computer systems. See Dodge & Cox’s Desktop and Internet Usage Policy (Compliance Bulletin 34).

8.7 Anti-Money Laundering Policy.

No Access Person may engage in any money laundering activity or facilitate any money laundering activity through the use of any Dodge & Cox account or Client Account. Any situations giving rise to a suspicion that attempted money laundering may be occurring in any account must be reported immediately to the Access Person’s supervisor. Supervisors who are notified of such a suspicion of money laundering activity must immediately report it in writing to

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the Code Compliance Officer. See Dodge & Cox’s Anti-Money Laundering Program (Compliance Bulletin 28).

8.8 Reporting Irregular Activity.

If a Dodge & Cox Access Person suspects that fraudulent, illegal, or other irregular activity (including violations of the Code of Ethics) is occurring at Dodge & Cox, the activity should be reported immediately to the Access Person’s supervisor. Supervisors who are notified of any such activity must immediately report in writing to the Code Compliance Officer and the Chief Compliance Officer. Any employee who does not feel comfortable reporting this activity to the relevant supervisor may instead contact the Code Compliance Officer or Chief Compliance Officer. No Dodge & Cox employee shall take any disciplinary or retaliatory action against any individual for acting in good faith, reporting, or causing to be reported, violations of the Code or fraudulent, illegal, or other irregular activity occurring at Dodge & Cox (or for assisting in an authorized investigation of such activity). This prohibition against disciplinary action does not extend to disciplinary action for self-reported violations. In addition, compliance is required with Dodge & Cox’s Anti-Corruption Policy (Compliance Bulletin 4), including the obligation to report internally any violation of the Anti-Corruption Policy.

Dodge & Cox has established the following telephone and email hotlines for reporting of irregular or suspicious activities:

Telephone:	415-274-9730

Email:	Whistleblowers@dodgeandcox.com

See also “Whistleblowing” Procedures for Submitting Accounting Concerns (Compliance Bulletin 44).

PART 9—REPORTING OF SECURITIES TRANSACTIONS

9.1 Background and Conflicts of Interest.

A. Importance of Reporting.

Compliance with the following personal Securities Transaction reporting procedures is essential to enable us to meet our responsibilities to Dodge & Cox Funds and other clients and to comply with regulatory requirements. Access Persons are expected to comply with both the letter and spirit of these requirements.

B. Disclosure of Beneficial Ownership of a Security by Research Staff (Portfolio Managers, Analysts and Research Associates).

You are required to disclose if you or any Immediate Family member sharing the same household has a Beneficial Interest in a Security that you are recommending for purchase or sale by a Fund or Client Account. The disclosure must be in writing and

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made before or simultaneously with your recommendation (disclosure is required in all research reports and presentation decks delivered to sector and policy committees).

C. Affirmative Duty to Recommend Suitable Securities.

A portfolio manager or a research analyst may not fail to timely recommend a suitable Security3 to, or purchase or sell a suitable Security for, a Fund or client in order to avoid an actual or apparent conflict with a personal Securities Transaction in that Security. Before purchasing any suitable Security, a portfolio manager or research analyst has an affirmative duty to provide to Dodge & Cox any material, public information in his or her possession that comes from the company about the Security.

9.2 Duplicate Brokerage Confirmations and Statements.

Access Persons other than Independent Fund Trustees are required to provide to the Compliance Department, on a timely basis, duplicate copies of confirmations of all personal Securities Transactions and copies of periodic statements for all Reportable Accounts. Statements from employer retirement or stock option plans for Securities must be provided.

9.3 Notification of Brokerage Account Opening—Schedule A.

If you are an Access Person other than an Independent Fund Trustee, within ten (10) days of opening a Reportable Account with a registered broker/dealer, or a bank, or placing an initial order for the purchase or sale of Securities with that broker/dealer or bank, you must:

1)	Notify the Compliance Department, in writing, by completing Schedule A (a link to the form is on the home page of the Dodge & Cox SharePoint Portal;
2)	Notify the institution with which the account is opened of your association with Dodge & Cox; and
3)	Request that the institution send to the attention of the Compliance Department at Dodge & Cox duplicate copies of trade confirmations and statements for all Securities Transactions (the Compliance Department will provide assistance with this process).

Within ten (10) days of becoming an Access Person, you must provide Compliance with the most recent copy of any reportable brokerage account statement with current holdings. If the holdings on your account statement do not accurately reflect your holdings as of your start date, you must provide a holdings statement to Compliance. For any account or Security that becomes a Reportable Account or Security (for example, the account of a new spouse or domestic partner), you must also comply within ten (10) days with the conditions above.

All new brokerage accounts may be opened only with one of the following brokers:

[3]	Suitable securities are securities which are eligible for purchase or sale by Client Accounts or Funds (i.e., U.S. issuers with market caps above $3 Billion or non-U.S. issuers with market caps above $2 Billion) and Widely Held Securities.
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BFDS (D&C Funds)	Fidelity	Vanguard
Charles Schwab	Scottrade	Wells Fargo Investments
E*Trade	TD Ameritrade

You may request an exception from this requirement by completing the Broker Exception Form found on the Compliance SharePoint site and submitting it to the Code Compliance Officer.

9.4 Quarterly Certifications.

Each Access Person shall certify through iTrade no later than thirty (30) days after the end of each quarter that all Reportable Accounts covered under the Code are correct and certify that their accounts, holdings and transaction information are accurate. It is the Access Person’s Responsibility to ensure that all accounts, including Dodge & Cox Fund accounts, appear on his or her quarterly account certification.

You are required to separately report any Securities Transaction if the information regarding the Securities Transaction is not otherwise contained in a brokerage statement or trade confirmation that has been provided to the Compliance Department within thirty (30) days after the end of the applicable calendar quarter.

If you are an Independent Fund Trustee, you are not required to provide brokerage statements and perform quarterly Code of Ethics certifications unless you knew or should have known that during the 15-day period before or after a Securities Transaction in your Personal Account, the Security was purchased or sold, or considered for purchase or sale by Dodge & Cox Funds.

9.5 Initial and Annual Securities Holdings Reports.

An Access Person must ensure that initial account and holdings information is provided to the Compliance Department within ten (10) days of becoming an Access Person. Initial holdings must include a recent brokerage or custodian statement issued by a broker/dealer or bank that reflects reportable holdings as of an Access Person’s start date. Please note all holdings must be disclosed including spousal employee retirement and stock option plans. Initial holdings reports must also include any holdings of Dodge & Cox Funds. Initial holdings information must be current as of the date you became an Access Person. Once a new Access Person’s accounts and holdings have been added to iTrade by Compliance, the Access Person is required to complete an initial Code of Ethics certification in iTrade no later than ten (10) days after becoming an Access Person. Annual holdings information will be collected by Compliance and must be current as of year end.

If you are an Independent Fund Trustee, you are not required to file Initial and Annual Holdings Reports.

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9.6 Automatic Investment Plans.

If an Access Person other than an Independent Fund Trustee participates in an automatic investment plan for a Security, shares issued under the plan should be reported quarterly to Compliance.

9.7 Professionally Managed Accounts.

If you have an account in which you have completely turned over decision-making authority to a professional money manager (who is not covered by the Code), you will need to submit a “Professionally Managed Account Request Form” (found on the Compliance SharePoint site) to the Code Compliance Officer along with the appropriate supporting documentation (e.g., a copy of the managed account agreement). While you must disclose the existence of these accounts, you do not need to pre-clear or report Securities Transactions in these accounts. However, quarterly statements should be submitted to the Compliance Department, except for Independent Fund Trustees, in which case no quarterly statement is required.

9.8 Confidentiality of Reports.

All Securities Transactions and Holdings information will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with applicable law or requests for information from government agencies.

PART 10—DISCLAIMER OF BENEFICIAL INTEREST

An Access Person may include in any report required under Part 9 above a disclaimer as to Beneficial Interest in any Securities covered by the report.

PART 11 - POLICY STATEMENT ON INSIDER TRADING

The Dodge & Cox Group prohibits Access Persons from trading while in possession of inside information for their own benefit or for the benefit of others, or from relaying inside information to others in breach of a duty. This policy applies to every Access Person and covers trading in Client Accounts and in Personal Accounts.

Insider trading is a form of securities fraud, violates securities laws, and is subject to both civil and criminal penalties. The Insider Trading and Securities Fraud Enforcement Act of 1988 (ITSFEA) substantially increased the civil and criminal penalties for trading on material non-public information and broadened the scope of responsibility for preventing insider trading.

ITSFEA requires that Dodge & Cox establish and enforce a written policy on insider trading. The law also creates the concept of “controlling person” liability, which means that unless Dodge & Cox establishes and enforces a policy to prohibit insider trading, Dodge & Cox and its controlling persons may be responsible and liable for any insider trading violations of its employees, officers, and/or directors.

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A. Insider Trading.

Securities laws do not specifically define who is an insider or what constitutes insider trading; instead, these principles have developed through case law. Because conduct will be judged by regulators or courts with the benefit of hindsight, in practice the burden will be on the individual and Dodge & Cox to show that the law was not violated.

Insider trading generally refers to the use of inside information to trade in Securities or the communication of this information to others. The law prohibits:

—	Trading in Securities (both equity and fixed income) by an insider in possession of material non-public information;

—	Communicating material non-public information to others in breach of a duty to keep it confidential (i.e., tipping);

—	Trading by a non-insider who has received the inside information from an insider in violation of the insider’s fiduciary duty to keep the information confidential (i.e., trading on a tip);

—	Trading or tipping by a non-insider who uses or communicates the inside information in violation of a duty to keep it confidential (i.e., misappropriating the information).

B. The Concept of the Insider.

The concept of the insider is very broad. An insider includes employees, officers, and directors of a company. Also included are persons associated with the company through a special relationship involving the conduct of the company’s affairs and who receive information solely for the company’s purposes. These “temporary insiders,” including attorneys, consultants, accountants, and financial printers, take on a duty of trust and confidence to the company. Note that it is possible to receive inside information from a person who is not himself or herself an insider, but who is passing along information obtained from an insider. The prohibitions under this Code prohibit trading while aware of material information believed to be non-public, regardless of the source.

C. What is Inside Information?

Inside information is broadly defined as information that is material and non-public. Material information is information that a reasonable investor would consider important in making an investment decision or that is reasonably likely to have a substantial impact on the price of a company’s Securities when made public. Information is considered to be non-public until it has been disseminated to investors generally. The stock exchanges require that companies disclose information to: the national news and business news wire services (Dow Jones and Reuters); the national services (Associated Press); and The New York Times and The Wall Street Journal. See also Rule 10(e)

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(Regulation FD) of the Exchange Act, which defines “public disclosure” as filing or furnishing a Form 8-K, or disseminating information through another method (or combination of methods) of disclosure that is reasonably designed to provide broad, non-exclusionary distribution of the information to the public. In addition, information appearing in local newspapers, brokerage reports, and SEC documents is generally considered to be public.

D. Procedure Upon Receipt of Inside Information.

Before trading for yourself or others, including for Client Accounts, in the Securities of a company about which you may have inside information, ask yourself the following questions:

—	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the Securities if generally disclosed?

—	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace? (For example, published in Reuters, The Wall Street Journal, or other publications of general circulation?)

If, after consideration of these questions, you believe that the information may be material and non-public, or if you have questions as to whether the information is material and non-public:

—	You must immediately report the matter to the Legal Department (the General Counsel or her designee).

—	Do not purchase or sell the Securities on behalf of yourself or others, including Client Accounts.

—	Do not communicate the information inside or outside the Dodge & Cox Group, other than to the Legal Department.

In addition:

—	After the Legal Department has reviewed the issue and consulted, as appropriate, with the Chairman or CEO/President and the Chief Compliance Officer (or her designee), the prohibitions against trading and communication noted above either will be continued or will be lifted.

—	In the event the information in your possession is determined by the Legal Department to be material non-public information, the information may not be communicated to anyone, including persons within the Dodge & Cox Group, except to the extent permitted by the Legal Department.

—	Care should be taken so that the material non-public information is secure. Files containing the information should be sealed and access to computer files
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containing material non-public information should be restricted to the extent practicable.

—	“Ethical Wall”: In order to limit or contain the flow of material non-public information to those with a “need to know”, the Dodge & Cox Group may institute an “Ethical Wall” (i.e., physical and organizational barriers to keep certain information segregated) pursuant to the Ethical Wall Policy. These barriers may involve appointment of back-up portfolio managers and restricting access to information. The Dodge & Cox Group will maintain sufficient documentation of actions taken pursuant to a “Ethical Wall”; and

—	Prohibited List: The Compliance Department shall maintain a Prohibited List of Securities for which the firm has obtained material non-public information and may be restricted from trading. The Prohibited List is linked to iTrade and is automatically screened prior to the pre-approval, placement, or execution of a Securities trade.

E. Funds Advised by Dodge & Cox.

Dodge & Cox recognizes that Access Persons may come into possession of material non-public information relating to the Dodge & Cox Funds and other funds advised by Dodge & Cox (a “D&C Advised Fund”). Consistent with securities laws, this policy statement also prohibits an Access Person from benefitting from his or her possession of material non-public information about a D&C Advised Fund to the detriment of the Fund’s shareholders by purchasing or redeeming shares of a D&C Advised Fund based on such material non-public information. Information regarding a D&C Advised Fund is likely to be considered material if it relates to a significant mispricing of the Fund’s shares or the Fund’s inability to meet redemptions.

If an Access Person is unsure whether information in his or her possession regarding a D&C Advised Fund is material non-public information, the Access Person should consult with the Legal Department prior to purchasing or redeeming shares of the D&C Advised Fund on behalf of themselves or others, including Client Accounts.

PART 12—SANCTIONS

The Code is designed to ensure compliance with applicable law and to maintain client and shareholder confidence in the Dodge & Cox Group.

Not every violation of the Code is necessarily a violation of the law or the Dodge & Cox Group’s Policy Statement on Insider Trading. Isolated or inadvertent violations of the Code not resulting in a violation of law or the Policy Statement on Insider Trading will be referred to the Code Compliance Officer and the Chief Compliance Officer and/or management personnel, and disciplinary action commensurate with the violation, if warranted, will be imposed. A pattern of violations which individually do not violate the law, the Code, or the Policy Statement on Insider Trading, but which taken together demonstrate a lack of respect for the law and the Dodge & Cox Group’s Code and Policy Statement on Insider Trading, may result in the imposition of sanctions, which may include termination of employment. A violation of the Code resulting in a

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material violation of the law will be severely sanctioned, with disciplinary action that may include, but not necessarily be limited to, referral of the matter to the General Counsel, Chief Compliance Officer, the Board of Trustees of the Funds and/or Dodge & Cox, disgorgement, termination of employment, or referral of the matter to the appropriate regulatory agency for civil and/or criminal investigation.

PART 13—WAIVERS OF COMPLIANCE

The Code Compliance Officer may, after consultation with the Chairman or CEO/President and the Chief Compliance Officer and General Counsel, waive compliance by any person with any provision of the Code if he/she finds that such a waiver: (i) is necessary to alleviate hardship or in view of unforeseen circumstances or is otherwise appropriate under all the relevant facts and circumstances; (ii) will not be inconsistent with the purposes and objectives of the Code; (iii) will not adversely affect the interests of advisory clients of the Dodge & Cox Group; (iv) does not contravene applicable law; and (v) is not likely to permit a Securities Transaction or conduct that would violate provisions of applicable laws or regulations.

Any waiver shall be in writing, shall contain a statement of the basis for it, and a copy shall be retained by the Code Compliance Officer. Additionally, a copy of any such waivers shall be provided to the Chief Compliance Officer.

PART 14—CONTINUING RESPONSIBILITIES

The Code Compliance Officer shall keep a record of any waivers given, including the reasons for each exception and a description of any potentially conflicting Fund or client Securities Transactions.

The Code Compliance Officer shall also ensure that Access Persons certify (within iTrade or, in the case of Independent Trustees, in response to their annual questionnaire) receipt of a copy of the Code and Policy Statement on Insider Trading. The Code Compliance Officer shall preserve the records of waivers and other relevant records for the period required by applicable regulations.

Dodge & Cox Funds: The Board of Trustees, including a majority of the Independent Fund Trustees, of Dodge & Cox Funds shall approve the Code annually and approve any material changes to the Code within six (6) months based on a certification from Dodge & Cox that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Dodge & Cox Funds: The Code Compliance Officer and Chief Compliance Officer shall submit a written report to Dodge & Cox Funds Board of Trustees and the Board of Dodge & Cox on issues raised under the Code that:

1)	Describes issues that arose during the previous quarter under the Code or related procedures applicable to the Dodge & Cox Group, including, but not limited to,
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DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

information about material Code or procedure violations and sanctions imposed in response to those material violations; and

2)	Certifies annually to Dodge & Cox Funds’ Board that the Dodge & Cox Group has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics.

The Code Compliance Officer and Chief Compliance Officer (or her designee) will conduct adequate reviews and audits to monitor compliance with the reporting, pre-clearance, prohibited Securities Transaction and other requirements of the Code.

Senior management will receive periodic reports of personal trading activity to monitor compliance with pre-clearance requirements.

The Code Compliance Officer and Chief Compliance Officer will report to senior management regarding the annual review of the Code, including material violations.

The Code Compliance Officer shall keep a copy of all required records in a readily accessible place as required by law and specified in Dodge & Cox’s Recordkeeping Policies and Procedures (Compliance Bulletin 61).

PART 15—COMPLIANCE EDUCATION PROGRAM

As part of the Dodge & Cox Group’s ongoing compliance education program, it has implemented the following procedures:

A. Review for New Access Persons.

The Chief Compliance Officer (or her delegate) shall identify and inform all Access Persons who are required to report under the Code. Within ten (10) days of becoming an Access Person the Access Persons will meet with a member of the Compliance Department to review key compliance procedures, including the Code. The Access Person will be given a copy of the Code and will be required to read it and acknowledge compliance with the Code via iTrade.

B. Revisions.

Any revisions of this Code and Policy Statement on Insider Trading will be distributed to all Access Persons.

C. Annual Training.

Once a year, senior officers of Dodge & Cox, the Chief Compliance Officer and General Counsel will review the Code and Policy Statement on Insider Trading with all Access Persons and will hold an in-service session on the Code and related compliance matters. Additionally, all Access Persons are required to re-certify on an annual basis that they have reviewed, understand, and are in compliance with the Code.

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Appendix

DODGE & COX CODE COMPLIANCE OFFICERS

Thomas M. Mistele
Katherine M. Primas
Roberta R.W. Kameda
Rosemarie C. Schembri
Megan A. O’Keeffe

In their absence:

Glen S. Guymon
Hsin Chau

DODGE & COX PRE-CLEARANCE OFFICERS:

Dana M. Emery
Charles F. Pohl
C. Bryan Cameron
Thomas S. Dugan
David C. Hoeft
Diana S. Strandberg
Shirlee Neil
Thomas M. Mistele
Katherine M. Primas
Roberta R.W. Kameda
Glen S. Guymon
Hsin Chau
Erin E. Kennedy
Li Y.Kao
Rosemarie C. Schembri
Megan A. O’Keeffe
Ian Boehme

DODGE & COX LEGAL DEPARTMENT

Thomas M. Mistele
Roberta R.W. Kameda
Glen S. Guymon
Hsin Chau
Erin E. Kennedy

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DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX COMPLIANCE DEPARTMENT

Katherine M. Primas
Li Y. Kao
Rosemarie C. Schembri
Megan A. O’Keeffe
Ian Boehme

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